Exhibit 10.4

Amended and Restated Employment Agreement dated September 17, 2001 between J. Philip Hester, Sr. and Chestatee Bancshares and Chestatee State Bank

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT (the "Agreement") is made and entered into this 17th day of September, 2001, between CHESTATEE BANCSHARES, INC., a Georgia corporation (the "Company"), CHESTATEE STATE BANK (the "Bank") (the "Company" and the "Bank" referred to collectively as the "Employer"), a Georgia banking corporation chartered through the GEORGIA DEPARTMENT OF BANKING AND FINANCE ("DBF"); and JOHN PHILIP HESTER, SR., ("Employee").

     WHEREAS, Bank and Employee did execute and Employment Agreement dated May 18, 1997 (the "Original Agreement"); and

         WHEREAS, the Company has subsequently been organized for the purpose of holding 100% of the equity securities of the Bank, and the parties are desirous of amending and restating the Agreement as well as to extend the term and make changes to other portions of the Original Agreement.

     NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                           1. RELATIONSHIP AND DUTIES
                           --------------------------

     1.1 Employer hereby employs Employee as President, Chief Executive Officer, and a Director of both the Company and the Bank. Employee shall be expected to perform such services as are generally performed by the President and Chief Executive Officer of a commercial bank and a bank holding company. The services to be performed may be extended or curtailed from time to time at the direction of the Board of Directors of the Company or the Bank (collectively, the "Board") during the term of this Agreement, provided, however, such duties shall not be extended or curtailed in such fashion as to alter the duties and responsibilities generally expected of a President and Chief Executive Office of a commercial bank or a bank holding company.

     1.2 Employee shall serve on the Board and as a member of its Executive Committee and on such other committees as the Board may designate, subject to the terms hereof.

     1.3 Employee accepts such employment and shall during the term of this Agreement devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer and director of Employer and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which employer may consider to be in conflict with his or its best interest or to be in competition with employer's business, or which may interfere in any way with the employee's performance of his duties hereunder.

     1.4 Whenever the term "Employer" is used herein, that term shall be deemed synonymous with the terms "the Company," "the Bank" or "the Board," whenever the context so requires.

     1.5 Employer shall not require Employee, as a part of his duties under this Agreement, to perform or to participate in any activity which constitutes a violation of any state or federal law, rule, ordinance or regulation.

                              2. TERM OF EMPLOYMENT

     2.1 Employee's employment hereunder shall continue through December 31, 2004, unless terminated or extended pursuant to the terms hereof (the "Employment Period"). Unless this Agreement is terminated earlier pursuant to
Section 2.2(b), (c), (d), (e) or (f), this Agreement shall automatically renew for additional periods of one year each; provided, however, that this Agreement shall in all events expire on December 31, 2009, unless the parties mutually agree in writing to an extension beyond such date.

     2.2 Notwithstanding any provision contained herein, Employee's employment pursuant to this Agreement shall be terminated by the first to occur of any of the following:

          (a) December 31, 2009.

          (b)  The death of Employee.

          (c) The complete disability of Employee. "Complete Disability" as used herein shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, to completely fulfill his obligations hereunder for an aggregate of sixty (60) days within any period of one hundred twenty (120) consecutive days during the term hereof.

          (d) The discharge of Employee by Employer for cause. "Cause" as used herein shall include conviction of a crime, which is either a felony or misdemeanor other than any minor traffic violation, unethical business conduct that is directly related to Employee's activities on behalf of employer and that may cause harm to the business interests of Employer, or repeated refusal to carry out the written directions of the Board. Should Employer believe that any violation of Employee's obligations hereunder has occurred, written notice of the alleged violation shall be provided by Employer to Employee and Employee shall have thirty (30) days to cure such alleged violation, provided that the alleged violation is subject to being cured and is neither dishonest nor criminal. Termination for Cause will require a two-thirds majority vote of the Board, exclusive of employee. Termination of Employee's employment for Cause shall include termination as an employee and officer of Employer. The determination of whether the Employee shall have cured any violation subject to the foregoing provisions shall be made in the sole determination of the Board.

          (e) The termination of the Agreement without Cause. Termination without Cause shall require a two-thirds majority vote of the Board, exclusive of Employee. Termination of the Agreement without Cause shall include termination as an employee and officer of Employer. Termination without Cause shall be effective at 11:59 p.m. on December 31 of the calendar year immediately following the year in which Notice of Termination is given; provided, however, that in no event shall such a termination be effective prior to 11:59 p.m. on December 3, 2004. Notwithstanding the foregoing, Employer may following delivery of Notice of Termination pursuant to this subparagraph relieve the Employee of such duties as Employer may determine so long as Employee is not required to perform duties not otherwise generally required or expected to be performed by a president of a bank.

          (f) The Employee's voluntary resignation. The Employee may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (the "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "Date of Resignation"), which date shall, in any event, be at least ten (10) days but not more than thirty (30) days from the date the Notice of Resignation is delivered to the Company. At its option, the Company may reduce such notice period to any length, upon written notice to the Employee.

     2.3 Notice. Any termination of the Employee's employment by the Company shall be communicated by written Notice of Termination to the Employee. For purposes of this Agreement, a "Notice of Termination" shall, to the extent required, mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     2.4 "Date of Termination" shall mean (i) if the Employee's employment is terminated by death, the date of is death, (ii) if the Employee's employment is terminated by reason of his disability, the date determined by the Board as the date on which Employee satisfied the definition without Cause of Complete Disability, (iii) if the Employee's employment is terminated by the Company for Cause or pursuant to subsection 2.2(d) above, the date specified in the Notice of Termination, (iv) if the Agreement is terminated pursuant to Section 2.2(e) the date of termination determined therein, and (v) if the Employee voluntarily resigns pursuant to subsection 2.2(f) above, the Date of Resignation.

     2.5 Termination Obligations.

          (a) The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. Following termination, the Employee will not retain any written or other tangible material containing any proprietary information of the Company.

          (b) Upon termination of the Employment Period, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company, the Bank or any affiliate of either.

                  (c) The representations and warranties contained herein and the Employee's obligations under Sections 2.5, 2.6, 9, 10 and 11 shall survive termination of the Employment Period and the expiration of this Agreement.

     2.6 Release. In exchange for the Employer entering into the Agreement, the Employee agrees that, at the time of his resignation or termination from the Company and the Bank, he will resign from the Board of each and will execute a release acceptable to the Employer of all liability of the Company and Bank and their affiliates, officers, shareholders, employees and directors to the Employee in connection with or arising out of his employment, except with respect to any then-vested rights under the Stock Option Plan and except with respect to any severance payments which may be payable to him under the terms of the Agreement.

     2.7 In the event of termination, the Company's obligations to Employee shall be limited to:

          (a) Expiration of Contract. If the Employee's employment shall be terminated pursuant to the natural termination of this Agreement on December 31, 2009, the Company shall pay the Employee his base salary payable through the Date of Termination. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health coverage rights under applicable law.

          (b) Death. If the Employee's employment shall be terminated pursuant to Section 2.2(b), the Company shall pay the Employee's personal representative his base salary payable through the Date of Termination. At their own expense, the Employee's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (c) Disability. If the Employee's employment shall be terminated by reason of disability pursuant to Section 2.2(c), the Employee shall be treated as if this Agreement were terminated pursuant to Section 2.2(e) on the Date of Termination due to his disability, and he shall receive his base salary for the period described in Section 2.7(e), provided that such payments to the Employee during the disability shall cease at the time payment(s) under any disability benefit plan of the Employer begin. The determination of disability shall constitute the notice to terminate described in Section 2.1. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (d) Cause. If the Employee's employment shall be terminated for Cause pursuant to Section 2.2(d) hereof, the Company shall pay the Employee his base salary only through the Date of Termination. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (e) Other Terminations by the Company. If the Company shall terminate the Employee's employment without Cause pursuant to Section 2.2(e) hereof, the Company shall pay the Employee his base salary through the term of the Agreement. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (f) Voluntary Resignation. If the Employee terminates his employment with the Company pursuant to Section 2.2(f) hereof for "Good Cause", the Company shall pay the Employee his base salary through the term of the Agreement determined as if his Notice of Termination was a Notice of Termination Without Cause by the Company as described in Section 2.2(e). If the Employee terminates his employment with the Company pursuant to Section 2.2(f) hereof without "Good Cause," the Company shall have no obligation to compensate the Employee following the term of the Agreement as determined above. In any event, at the Employee's own expense, the Employee and his dependents shall be entitled to any continuation of health insurance coverage rights under any applicable law.

          For purposes of this Agreement, "Good Cause" shall mean, without the express written consent of Employee, the occurrence of any of the following events occurring not more than twelve (12) months prior to the Employee's notice to the Company of his intent to terminate unless such events are substantially corrected within 30 days following written notification by Employee to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

               (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (such as term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

               (ii) the sale of all or substantially all of the assets of the Company; or

               (iii) the liquidation of the Company.

          (g) Notwithstanding the provisions of subparagraphs (e) and (f) immediately above, in the event that either the Employer shall terminate the Employee's employment without cause pursuant to Section 2.2(e) hereof, or the Employee terminates his employment with the Employer pursuant to
     Section 2.2(f) hereof for "Good Cause," and, prior to such termination there has been a Change in Control, as hereinafter defined, then the period for which the Employer shall be responsible to pay the Employee his base salary shall, notwithstanding any other provision of this Agreement, be not less than eighteen months from the date that the Change in Control occurred. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if either of the events described in Section 2.7(f)(i) or (ii) shall occur.

                                 3. COMPENSATION
                                 ---------------

     For all services that Employee may render to Employer during the term hereof, Employer shall pay to Employee, subject to such deductions as may be required by law, according to the following schedule:

     3.1 Base Salary: Commencing of the Effective Date hereof, Employee shall receive for the term of this Agreement an annual salary of $143,325, payable in at least monthly installments, subject to such deductions as may be required by law. Employee will receive a 5% annual increase in base salary with first increase effective January 1, 2002.

     3.2 Performance Bonus: Employee shall also be eligible to receive a performance bonus of up to 40% of his base salary payable each year. For the year ending December 31, 2001, the performance bonus shall be based upon the criteria as established in the Original Agreement. For years beginning with January 1, 2002, the performance bonus shall be based upon a formula to be established by the Compensation Committee of the Board during the last calendar quarter of each fiscal year immediately preceding the applicable bonus year. The formula shall be determined by the Compensation Committee based upon discussions with the Board and with the Employee, taking into consideration the business and fiscal goals of the Company, the budgeted performance for the Company for the applicable fiscal year, and such other objective or subjective criteria as the Committee may establish. Regardless of whether any standard for the payment of a bonus is met, no bonus shall be payable for any fiscal year in which the Bank receives a CAMEL 3, 4 or 5 rating at the most recent examination, provided that such bonus will be paid in the event that the Bank does receive a CAMEL 1 or 2 rating at the first examination in the following calendar year.


                                4. OTHER BENEFITS
                                -----------------

         During the term of Employee's employment hereunder (except as noted in this paragraph) Employer shall furnish to Employee: (i) an automobile of his choice having a net cost not to exceed a level established by the Employer which may be leased or purchased by the Employer, (ii) a term life insurance policy providing for death benefits of $1,000,000.00 having a beneficiary designated by Employee, (iii) Employer will use commercially reasonable efforts to provide additional retirement benefits through an insured defined contribution plan to the extent economically feasible and later approved by the Board, (iv) a group health and hospitalization insurance policy covering Employee at no cost to Employee other than such deductible as may be applicable to all other employees of the Bank, and, if Employee desires, covering the dependents and spouse of Employee at no cost to Employee, (v) a long-term disability insurance policy, as generally defined in the insurance industry, providing for benefits of at least sixty percent (60%) of Employee's annual base salary (the long-term disability policy will be as consistent as is reasonably possible with the definition of "complete disability" provided in paragraph 2(c) above), and (vi) an annual vacation leave of three (3) weeks per year with one additional day for each year of service to the Employer up to four (4) weeks, to be taken at the discretion of Employee. The parties acknowledge that Employee may participate in other benefit programs and may from time to time be granted additional benefits not described herein if determined to be appropriate by the Board.


                                5. STOCK OPTIONS
                                ----------------

     Pursuant to the Original Agreement, Employee was granted an option, subject to certain terms and conditions, to buy up to 5,000 shares of Bank common stock during each of the first five years of Bank operations. The parties acknowledge that subsequent to the Original Agreement, the Bank has become a wholly-owned subsidiary of the Company, and the Employee and Employer agree that the options to acquire Bank common stock have been converted into options to acquire the common stock of the Company. Further, the Company has subsequently split its common stock by distributing one additional share on the basis of two shares for each one share previously held. Consequently, the Employees' options granted under the Original Agreement to acquire 5,000 shares of Bank common stock have been converted into options to acquire 10,000 shares of Company common stock. Such options shall continue to vest and be treated in accordance with the terms of the Original Agreement unless modified through the execution of a separate stock option agreement between the parties.


                                   6. EXPENSES
                                   -----------

     Upon Employee's presentment to Employer of expense reports acceptable to Employer and in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for, such expenses approved by Employer and incurred by Employee in connection with the performance of his duties hereunder, including reimbursement for a country club and appropriate civic club dues.

                                 7. CONVENTIONS
                                 --------------

     Employer will permit Employee to attend to a GBA and/or CBA banking convention of Employee's choice and Employer agrees to pay all expenses associated with such attendance for both Employee and his spouse. Employer agrees to pay Employee's expenses for appropriate seminars and meetings.


                                 8. SEVERABILITY
                                 ---------------

     The parties hereto understand and agree that the provisions of this Agreement are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be void or unenforceable, such determination shall not affect the validity or enforceability of any other provision or the remainder of this Agreement.

                             9. WAIVER OF PROVISIONS
                             -----------------------

     Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any right granted hereunder or of the obligation of future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all of the parties.


                                10. GOVERNING LAW
                                -----------------

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.


                         11. MODIFICATION AND AMENDMENT
                         ------------------------------

     This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

                          12. COUNTERPARTS AND HEADINGS
                          -----------------------------

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed on original, but all of which shall constitute one and the same instrument. The headings set out herein are for convenience or reference and shall not be deemed part of this Agreement.


                                 13. SUCCESSORS
                                 --------------

     This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns and upon Employee, his heirs, executors, administrators, and personal representatives.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

                                EMPLOYEE:


                                /s/ John Philip Hester, Sr.
                                -----------------------------
                                John Philip Hester, Sr.


                                BANK:

                                CHESTATEE STATE BANK


                                By: /s/ Russell M. Wallace
                                    --------------------------


                                Title: Chairman
                                       -----------------------


                                COMPANY:

                                CHESTATEE BANCSHARES, INC.


                                 By: /s/ Russell M. Wallace
                                     --------------------------


                                 Title: Chairman
                                        -----------------------